Exhibit 99.1

First Western Reports First Quarter 2022 Financial Results

First Quarter 2022 Summary

●	Net income available to common shareholders of $5.5 million in Q1 2022, compared to $1.9 million in Q4 2021 and $6.0 million in Q1 2021
●	Diluted EPS of $0.57 in Q1 2022, compared to $0.23 in Q4 2021 and $0.74 in Q1 2021
●	Total income before non-interest expense of $26.7 million in Q1 2022, compared to $23.1 million in Q4 2021 and $23.7 million in Q1 2021
●	Book value per common share increased to $23.68, or 1.8%, from $23.25 as of Q4 2021, and was up 16.7% from $20.29 as of Q1 2021
●	Total assets of $2.58 billion, up 1.9% from Q4 2021 and up 16.5% from Q1 2021

Denver, Colo., April 28, 2022 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the first quarter ended March 31, 2022.

Net income available to common shareholders was $5.5 million, or $0.57 per diluted share, for the first quarter of 2022. This compares to $1.9 million, or $0.23 per diluted share, for the fourth quarter of 2021, and $6.0 million, or $0.74 per diluted share, for the first quarter of 2021.

Scott C. Wylie, CEO of First Western, commented, “Our first quarter results reflect the positive impact that the Teton Financial Services acquisition is having on our level of profitability even before we realize most of the cost savings projected for this transaction. On an adjusted basis excluding acquisition-related expenses, our return on average assets, return on average equity, and return on average tangible common equity all significantly increased compared to the fourth quarter of 2021.

“We were able to deliver our strong financial performance despite a high level of payoffs that impacted our loan growth in the quarter. Many of the payoffs were the result of our high net worth and entrepreneurial clients selling businesses and properties to take advantage of significant appreciation in the value of these assets. The high level of payoffs resulted in excess liquidity during the first quarter, although it positions us well to redeploy these funds into higher yielding earning assets as interest rates increase.

“Our loan pipeline continues to build and we expect to see further improvement in our profitability as we generate a higher level of loan growth, redeploy our excess liquidity, and fully realize the cost savings from the Teton acquisition. While macroeconomic and geopolitical issues have created a more challenging operating environment, we believe that we are well positioned to manage through these headwinds and continue to deliver strong results for our shareholders,” said Mr. Wylie.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021
Earnings Summary
Net interest income	$18,284	$14,387	$13,053
Less: provision for loan losses	210	812	—
Total non-interest income	8,633	9,542	10,615
Total non-interest expense	19,391	20,530	15,629
Income before income taxes	7,316	2,587	8,039
Income tax expense	1,792	670	2,040
Net income available to common shareholders	5,524	1,917	5,999
Adjusted net income available to common shareholders(1)	5,922	4,776	5,999
Basic earnings per common share	0.59	0.24	0.76
Adjusted basic earnings per common share(1)	0.63	0.59	0.76
Diluted earnings per common share	0.57	0.23	0.74
Adjusted diluted earnings per common share(1)	0.61	0.57	0.74

Return on average assets (annualized)	0.85%	0.37%	1.16%
Adjusted return on average assets (annualized)(1)	0.92	0.91	1.16
Return on average shareholders' equity (annualized)	9.98	4.28	14.95
Adjusted return on average shareholders' equity (annualized)(1)	10.70	10.66	14.95
Return on tangible common equity (annualized)(1)	11.57	4.10	17.49
Adjusted return on tangible common equity (annualized)(1)	12.41	10.21	17.49
Net interest margin	2.98	2.92	2.90
Efficiency ratio(1)	69.80	71.80	66.02

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the First Quarter 2022

Revenue

Gross revenue (1) was $26.9 million for the first quarter of 2022, an increase of 14.8% from $23.4 million for the fourth quarter of 2021, due primarily to an increase in net interest income driven by an increase in average interest-earning assets. Relative to the first quarter of 2021, gross revenue increased 13.7% from $23.7 million for the first quarter of 2021, primarily driven by growth in interest-earning assets.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the first quarter of 2022 was $18.3 million, an increase of 27.1% from $14.4 million in the fourth quarter of 2021. The increase was due primarily to the increase in average interest-earning assets resulting from the Teton acquisition and strong organic growth in the fourth quarter of 2021, which drove an increase in average loans of $268.9 million and an increase in average interest-bearing deposits in other financial institutions of $196.7 million compared to December 31, 2021.

Relative to the first quarter of 2021, net interest income increased 40.1% from $13.1 million. The year-over-year increase in net interest income was due primarily to the increase in average interest-earning assets driven by an increase in average loans of $367.8 million and an increase in average interest-bearing deposits in other financial institutions of $261.0 million compared to March 31, 2021.

Net Interest Margin

Net interest margin for the first quarter of 2022 increased to 2.98% from 2.92% in the fourth quarter of 2021, primarily due to higher loan yields driven mainly by accretion income on acquired loans by $0.3 million as a result of the Teton acquisition last quarter, which positively impacted net interest margin by 5 bps in the first quarter of 2022, compared to a negative impact of 9 bps in the fourth quarter of 2021.

The cost of interest-bearing deposits decreased slightly to 0.23% in the first quarter of 2022, from 0.27% in the fourth quarter of 2021 and the yield on interest-earning assets remained unchanged at 3.20% in the first quarter of 2022 from the fourth quarter of 2021.

Relative to the first quarter of 2021, the net interest margin increased from 2.90%, primarily due to a positive PPP impact of 6 bps in the first quarter of 2022, compared to a negative impact of 6 bps in the first quarter of 2021.

Non-interest Income

Non-interest income for the first quarter of 2022 was $8.6 million, a decrease of 9.5% from $9.5 million in the fourth quarter of 2021. This was primarily due to a $0.6 million decrease in risk management and insurance fees and a $0.5 million net gain on equity interests recognized in the fourth quarter of 2021. Trust and investment management fees and net gain on mortgage loans remained flat quarter-over-quarter.

Relative to the first quarter of 2021, non-interest income decreased 18.7% from $10.6 million. The decrease was primarily due to lower mortgage segment activity, partially offset by higher trust and investment management fees and bank fees.

Non-interest Expense

Non-interest expense for the first quarter of 2022 was $19.4 million, a decrease of 5.5% from $20.5 million in the fourth quarter of 2021. The decrease was primarily due to higher acquisition-related costs incurred in the fourth quarter of 2021, partially offset by the addition of Teton’s operations at the end of 2021.

Relative to the first quarter of 2021, non-interest expense increased 24.1% from $15.6 million. The increase is primarily due to the addition of Teton’s operations at the end of 2021.

The impact of the mergers and acquisition activity is as follows (in thousands):

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Adjusted Net Income Available to Common Shareholders(1)
Net income available to common shareholders	$5,524	$1,917	$5,999
Plus: acquisition related expenses
Salaries and employee benefits	229	547	—
Professional services	112	713	—
Data processing	115	2,428	—
Marketing	70	—	—
Other	1	8	—
Less: income tax impact	129	837	—
Adjusted net income available to shareholders(1)	$5,922	$4,776	$5,999

Adjusted Diluted Earnings Per Share(1)
Diluted earnings per share	$0.57	$0.23	$0.74
Plus: acquisition related expenses net of income tax impact	0.04	0.34	—
Adjusted diluted earnings per share(1)	$0.61	$0.57	$0.74

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

The Company’s efficiency ratio(1) was 69.8% in the first quarter of 2022, compared with 71.8% in the fourth quarter of 2021 and 66.0% in the first quarter of 2021.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $1.8 million for the first quarter of 2022, representing an effective tax rate of 24.5%, compared to 25.9% for the fourth quarter of 2021. The decrease in effective tax rate in the first quarter of 2022 was primarily attributable to temporary and permanent tax differences on acquisition costs as of December 31, 2021.

Loans

Total loans held for investment were $1.93 billion as of March 31, 2022, a decrease of 1.2% from $1.95 billion as of December 31, 2021, and an increase of 24.8% from $1.55 billion as of March 31, 2021. The decrease in total loans held for investment from December 31, 2021 was attributable to a decrease in PPP loans of $30.1 million as well as a high level of loan payoffs influenced by our high net worth and entrepreneurial clients selling businesses and properties to take advantage of significant appreciation in the value of those assets. Including the $252.3 million in loans acquired in the Teton acquisition and the decrease of $173.8 million in PPP loans, the net increase in total loans held for investment from March 31, 2021 was attributed to increases in each loan category. Excluding PPP loans, acquired loans, and loans accounted for under the fair value option, total loans held for investment were $1.59 billion as of March 31, 2022, an increase of $34.6 million, or 2.2%, from the end of the prior quarter and an increase of $345.2 million, or 27.8%, from March 31, 2021.

PPP loans were $16.7 million as of March 31, 2022, a net decrease of 64.4% from $46.8 million as of December 31, 2021, and 91.2% from $190.5 million as of March 31, 2021. As of March 31, 2022, there were $0.3 million remaining in net fees to be recognized upon forgiveness or repayment of PPP loans.

Deposits

Total deposits were $2.27 billion as of March 31, 2022, compared to $2.21 billion as of December 31, 2021, and $1.81 billion as of March 31, 2021. The increase in total deposits from December 31, 2021 was related to continued inflows of both noninterest-bearing and interest-bearing deposits from new business development efforts. The increase in total deposits from March 31, 2021 was related to $379.2 million in deposits added through the Teton acquisition and $85.1 million in remaining net growth.

Average total deposits for the first quarter of 2022 increased $469.3 million, or 104.0% annualized, from the fourth quarter of 2021 and increased $553.3 million, or 32.2%, from the first quarter of 2021. The quarter-over-quarter and year-over-year increase in average deposits was primarily attributable to the Teton acquisition and organic growth in non-interest bearing and interest checking accounts.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $27.6 million as of March 31, 2022, a decrease of $11.1 million from $38.6 million as of December 31, 2021, and a decrease of $170.5 million from $198.0 million as of March 31, 2021. The decrease from December 31, 2021 and from March 31, 2021 is attributable to the participation in the Paycheck Protection Program Loan Facility (“PPPLF”) from the Federal Reserve. Borrowing from this facility is expected to trend in the same direction as the balances of the PPP loans and the resulting net decrease in PPP loans drove the decrease to the PPPLF balance. As of March 31, 2022, the PPPLF had advances of $12.6 million compared to PPP loan balance of $16.7 million.

Assets Under Management

Total assets under management (“AUM”) decreased by $152.5 million during the first quarter to $7.20 billion as of March 31, 2022, compared to $7.35 billion as of December 31, 2021. This decrease was primarily attributable to unfavorable market conditions resulting in a decrease in the value of AUM balances. Total AUM increased by $713.7 million compared to March 31, 2021 from $6.49 billion, which was primarily attributable to improved market conditions throughout 2021 and the Teton acquisition.

Credit Quality

Non-performing assets totaled $4.3 million, or 0.17% of total assets, as of March 31, 2022, compared to $4.3 million, or 0.17% of total assets, as of December 31, 2021 and $4.0 million, or 0.18% of total assets, as of March 31, 2021.

The Company recorded a provision of $0.2 million in the first quarter of 2022, compared to no provision recorded in the first quarter of 2021. The Company recorded a provision for loan losses of $0.8 million in the fourth quarter of 2021. The provision recorded in the first quarter of 2022 represented general provisioning consistent with growth of the bank originated loan portfolio, excluding PPP loans, and changes in the portfolio mix, we believe the resulting allowance for loan loss is representative of continued strong credit quality in the portfolio.

Capital

As of March 31, 2022, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of March 31, 2022, the Bank was classified as “well capitalized,” as summarized in the following table:

March 31,
2022
Consolidated Capital
Tier 1 capital to risk-weighted assets	11.11%
Common Equity Tier 1 ("CET1") to risk-weighted assets	11.11
Total capital to risk-weighted assets	13.81
Tier 1 capital to average assets	7.67

Bank Capital
Tier 1 capital to risk-weighted assets	12.01
CET1 to risk-weighted assets	12.01
Total capital to risk-weighted assets	12.82
Tier 1 capital to average assets	8.27

Book value per common share increased 1.8% from $23.25 as of December 31, 2021 to $23.68 as of March 31, 2022, and was up 16.7% from $20.29 as of March 31, 2021.

Tangible book value per common share (1) increased 1.9% from $19.87 as of December 31, 2021 to $20.25 as of March 31, 2022, and was up 17.5% from $17.24 as of March 31, 2021.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, April 29, 2022. The call can be accessed via telephone at 877-405-1628. A recorded replay will be accessible through May 6, 2022 by dialing 855-859-2056; passcode 3759275.

A slide presentation relating to the first quarter 2022 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance for Loan Losses to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Basic Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2022 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2022	2021	2021
Interest and dividend income:
Loans, including fees	$19,096	$15,398	$14,212
Investment securities	337	225	196
Interest-bearing deposits in other financial institutions	232	109	91
Total interest and dividend income	19,665	15,732	14,499

Interest expense:
Deposits	943	813	974
Other borrowed funds	438	532	472
Total interest expense	1,381	1,345	1,446
Net interest income	18,284	14,387	13,053
Less: provision for loan losses	210	812	—
Net interest income, after provision for loan losses	18,074	13,575	13,053

Non-interest income:
Trust and investment management fees	5,168	5,197	4,847
Net gain on mortgage loans	2,494	2,470	5,196
Bank fees	690	622	373
Risk management and insurance fees	109	676	51
Income on company-owned life insurance	86	88	88
Net gain on equity interests	1	489	—
Other	85	—	60
Total non-interest income	8,633	9,542	10,615
Total income before non-interest expense	26,707	23,117	23,668

Non-interest expense:
Salaries and employee benefits	12,058	11,013	9,861
Occupancy and equipment	1,882	1,588	1,409
Professional services	1,526	2,164	1,279
Technology and information systems	1,046	916	942
Data processing	1,187	3,307	1,015
Marketing	557	497	321
Amortization of other intangible assets	77	4	4
Net (Gain)/loss on assets held for sale	(1)	—	—
Other	1,059	1,041	798
Total non-interest expense	19,391	20,530	15,629
Income before income taxes	7,316	2,587	8,039
Income tax expense	1,792	670	2,040
Net income available to common shareholders	$5,524	$1,917	$5,999
Earnings per common share:
Basic	$0.59	$0.24	$0.76
Diluted	0.57	0.23	0.74

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$5,961	$6,487	$2,295
Federal funds sold	1,273	1,491	—
Interest-bearing deposits in other financial institutions	446,865	379,005	373,641
Total cash and cash equivalents	454,099	386,983	375,936

Available-for-sale securities, at fair value	58,727	55,562	30,843
Correspondent bank stock, at cost	1,617	2,584	2,576
Mortgage loans held for sale, at fair value	33,663	30,620	176,644
Loans (includes $6,380, $0, and $0 measured at fair value, respectively)	1,923,825	1,949,137	1,543,926
Allowance for loan losses	(13,885)	(13,732)	(12,539)
Premises and equipment, net	23,539	23,976	5,778
Accrued interest receivable	6,969	7,151	6,852
Accounts receivable	6,445	5,267	10,175
Other receivables	2,841	1,949	3,254
Goodwill and other intangible assets, net	32,335	31,902	24,254
Deferred tax assets, net	7,540	6,845	6,073
Company-owned life insurance	15,889	15,803	15,537
Other assets	22,940	23,327	22,269
Assets held for sale	117	115	—
Total assets	$2,576,661	$2,527,489	$2,211,578

Liabilities
Deposits:
Noninterest-bearing	$654,401	$636,304	$593,388
Interest-bearing	1,617,711	1,569,399	1,214,437
Total deposits	2,272,112	2,205,703	1,807,825
Borrowings:
FHLB and Federal Reserve borrowings	27,576	38,629	198,041
Subordinated notes	32,523	39,031	24,248
Accrued interest payable	312	355	612
Other liabilities	20,872	24,730	19,413
Total liabilities	2,353,395	2,308,448	2,050,139

Shareholders' Equity
Total shareholders’ equity	223,266	219,041	161,439
Total liabilities and shareholders’ equity	$2,576,661	$2,527,489	$2,211,578

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
Loan Portfolio
Cash, Securities and Other(1)	$271,811	$295,948	$363,155
Construction and Development	151,651	178,716	110,024
1-4 Family Residential	602,412	580,872	452,591
Non-Owner Occupied CRE	455,715	482,622	317,457
Owner Occupied CRE	212,401	212,426	161,787
Commercial and Industrial	237,144	203,584	141,770
Total loans held for investment	1,931,134	1,954,168	1,546,784
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net	(7,309)	(5,031)	(2,858)
Gross loans	$1,923,825	$1,949,137	$1,543,926
Mortgage loans held for sale, at fair value	$33,663	$30,620	$176,644

Deposit Portfolio
Money market deposit accounts	$1,108,315	$1,056,669	$918,940
Time deposits	156,678	170,491	157,072
Negotiable order of withdrawal accounts	319,648	309,940	130,540
Savings accounts	33,070	32,299	7,885
Total interest-bearing deposits	1,617,711	1,569,399	1,214,437
Noninterest-bearing accounts	654,401	636,304	593,388
Total deposits	$2,272,112	$2,205,703	$1,807,825

(1) Includes PPP loans of $16.7 million as of March 31, 2022, $46.8 million as of December 31, 2021, and $190.5 million as of March 31, 2021. Also includes loans held for investment accounted for under fair value option of $6.4 million as of March 31, 2022.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$474,593	$277,915	$213,577
Federal funds sold	1,349	1,491	—
Available-for-sale securities	55,739	36,001	31,935
Loans	1,922,770	1,653,919	1,554,990
Interest-earning assets	2,454,451	1,969,326	1,800,502
Mortgage loans held for sale	22,699	39,112	175,891
Total interest-earning assets, plus mortgage loans held for sale	2,477,150	2,008,438	1,976,393
Allowance for loan losses	(13,715)	(13,224)	(12,541)
Noninterest-earning assets	121,650	96,333	100,415
Total assets	$2,585,085	$2,091,547	$2,064,267

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,605,314	$1,195,986	$1,163,010
FHLB and Federal Reserve borrowings	33,104	49,115	137,626
Subordinated notes	32,939	39,017	24,259
Total interest-bearing liabilities	1,671,357	1,284,118	1,324,895
Noninterest-bearing liabilities:
Noninterest-bearing deposits	668,705	608,693	557,707
Other liabilities	23,555	19,566	21,151
Total noninterest-bearing liabilities	692,260	628,259	578,858
Total shareholders’ equity	221,468	179,170	160,514
Total liabilities and shareholders’ equity	$2,585,085	$2,091,547	$2,064,267

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	0.20%	0.16%	0.17%
Available-for-sale securities	2.42	2.50	2.45
Loans	3.97	3.72	3.66
Interest-earning assets	3.20	3.20	3.22
Mortgage loans held for sale	3.37	3.14	2.62
Total interest-earning assets, plus mortgage loans held for sale	3.21	3.19	3.17
Interest-bearing deposits	0.23	0.27	0.33
FHLB and Federal Reserve borrowings	0.47	0.45	0.38
Subordinated notes	4.85	4.89	5.61
Total interest-bearing liabilities	0.33	0.42	0.44
Net interest margin	2.98	2.92	2.90
Net interest rate spread	2.87	2.78	2.78

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2022	2021	2021
Asset Quality
Non-performing loans	$4,309	$4,327	$4,021
Non-performing assets	4,309	4,327	4,021
Net charge-offs/(recoveries)	57	44	—
Non-performing loans to total loans	0.22%	0.22%	0.26%
Non-performing assets to total assets	0.17	0.17	0.18
Allowance for loan losses to non-performing loans	322.23	317.36	311.84
Allowance for loan losses to total loans	0.72	0.70	0.81
Allowance for loan losses to bank originated loans excluding PPP(1)	0.87	0.88	1.01
Net charge-offs to average loans(2)	0.00	0.00	0.00

Assets Under Management	$7,199,328	$7,351,840	$6,485,647

Market Data
Book value per share at period end	$23.68	$23.25	$20.29
Tangible book value per common share(1)	20.25	19.87	17.24
Weighted average outstanding shares, basic	9,418,318	8,043,469	7,935,664
Weighted average outstanding shares, diluted	9,762,602	8,370,998	8,103,603
Shares outstanding at period end	9,430,007	9,419,271	7,957,900

Consolidated Capital
Tier 1 capital to risk-weighted assets	11.11%	10.54%	10.31%
CET1 to risk-weighted assets	11.11	10.54	10.31
Total capital to risk-weighted assets	13.81	13.54	13.11
Tier 1 capital to average assets	7.67	9.31	7.35

Bank Capital
Tier 1 capital to risk-weighted assets	12.01%	11.40%	10.60%
CET1 to risk-weighted assets	12.01	11.40	10.60
Total capital to risk-weighted assets	12.82	12.19	11.57
Tier 1 capital to average assets	8.27	10.05	7.53

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Value results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2022	2021	2021
Tangible Common
Total shareholders' equity	$223,266	$219,041	$161,439
Less: goodwill and other intangibles, net	32,335	31,902	24,254
Tangible common equity	$190,931	$187,139	$137,185

Common shares outstanding, end of period	9,430,007	9,419,271	7,957,900
Tangible common book value per share	$20.25	$19.87	$17.24

Net income available to common shareholders	$5,524	$1,917	$5,999
Return on tangible common equity (annualized)	11.57%	4.10%	17.49%

Efficiency
Non-interest expense	$19,391	$20,530	$15,629
Less: amortization	77	4	4
Less: acquisition related expenses	527	3,696	—
Adjusted non-interest expense	$18,787	$16,830	$15,625

Total income before non-interest expense	$26,707	$23,117	$23,668
Less: net gain on equity interests	1	489	—
Plus: provision for loan losses	210	812	—
Gross revenue	$26,916	$23,440	$23,668
Efficiency ratio	69.80%	71.80%	66.02%

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$1,931,134	$1,954,168	$1,546,784
Less: loans acquired	323,563	360,661	120,839
Less: bank originated PPP loans	13,109	40,062	183,005
Less: purchased loans accounted for under fair value	6,368	—	—
Bank originated loans excluding PPP	$1,588,094	$1,553,445	$1,242,940

Allowance for loan losses	$13,885	$13,732	$12,539
Allowance for loan losses to bank originated loans excluding PPP	0.87%	0.88%	1.01%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2022	2021	2021
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$5,524	$1,917	$5,999
Plus: acquisition related expenses	527	3,696	—
Less: income tax impact	129	837	—
Adjusted net income available to shareholders	$5,922	$4,776	$5,999

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.59	$0.24	$0.76
Plus: acquisition related expenses net of income tax impact	0.04	0.35	—
Adjusted basic earnings per share	$0.63	$0.59	$0.76

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.57	$0.23	$0.74
Plus: acquisition related expenses net of income tax impact	0.04	0.34	—
Adjusted diluted earnings per share	$0.61	$0.57	$0.74

Adjusted Return on Average Assets (annualized)
Return on average assets	0.85%	0.37%	1.16%
Plus: acquisition related expenses net of income tax impact	0.07	0.54	—
Adjusted return on average assets	0.92%	0.91%	1.16%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	9.98%	4.28%	14.95%
Plus: acquisition related expenses net of income tax impact	0.72	6.38	—
Adjusted return on average shareholders' equity	10.70%	10.66%	14.95%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	11.57%	4.10%	17.49%
Plus: acquisition related expenses net of income tax impact	0.84	6.11	—
Adjusted return on tangible common equity	12.41%	10.21%	17.49%